EXHIBIT 23

25 June 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated 25 February 2009, relating to the financial statements of The Royal Bank of Scotland Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1), and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2008.

/s/ Deloitte LLP

DELOITTE LLP

Saltire Court

20 Castle Street

Edinburgh EH1 2DB

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom.

Deloitte LLP is a United Kingdom member firm of Deloitte Touche Tohmats(‘DTT’), a Swiss Verein, whose member firms are legally separate and independent entities.  Please see www.deloitte.co.uk\about for a detailed description of the legal structure of DTT and its member firms.

Member of Deloitte Touche Tohmatsu